Bonus Stock and Bonus Stock Option Incentive Plan

(the “Bonus Plan”)

1.	PURPOSE OF THE BONUS PLAN

1.1

The purpose of this Bonus Plan is to strengthen Braintech, Inc. (the “Company”) by rewarding its directors and key employees (collectively referred to as the “Participants”) for high levels of performance and extraordinary efforts resulting in an increase in the development of the Company and the sales and earnings of the Company. The Bonus Plan provides for the issuance of common stock of the Company (“Bonus Stock”) and options to acquire common stock of the Company (“Bonus Stock Options”) to the Participants upon the Company reaching certain identifiable milestones (the “Milestones”) in its business plan, and is intended to reward the Participants for their unique expertise and experience in achieving these Milestones. Bonus Stock and Bonus Stock Options are hereinafter collectively referred to as “Bonus Securities”.

1.2

The Company believes that, from a corporate governance perspective, it is more appropriate to provide a reward mechanism of this nature than to provide incentive to insiders exclusively in the form of stock options, since the Company’s share price can vary in accordance with a range of external factors not related to the performance of management and key employees.

2.	ADMINISTRATION OF THE BONUS PLAN

2.1

Administration. This Bonus Plan will be administered by the Chief Executive Officer (the “CEO”) of the Company who shall make recommendations to the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) with regard to awards of Bonus Securities and the related terms and conditions. The Board will establish the initial targets and parameters for the issuance of such Bonus Securities that may serve as guidelines to the CEO. Upon approval of the Committee of any such CEO award recommendations, such recommendations shall be final unless such awards are outside the established Board targets in which case the Board must approve the final recommended award. Any such action of the Board with respect to such final approval will be taken pursuant to a majority vote, or to the written consent of a majority of its members.

2.2

Authority. Subject to the express provisions of the Bonus Plan, the CEO will have the authority to construe and interpret the Bonus Plan and to define the terms used herein and to prescribe, amend and rescind the rules and regulations relating to the administration of the Bonus Plan. The determination of the CEO on the foregoing matters will be conclusive. The CEO shall not have the authority to make any change or amendment to the Bonus Plan that would affect any Participant to the extent that the Participant is a party to an employment agreement with the Company that requires the Participant’s consent to such change or amendment.

3.	PARTICIPATION

3.1

Eligibility. Directors and key employees of the Company shall be eligible for selection by the CEO to participate in the Bonus Plan. An individual who has been granted Bonus Securities may, if otherwise eligible, be granted additional Bonus Securities if the CEO shall so determine.

3.2

Time of Granting of Bonus Securities. The granting of Bonus Securities pursuant to this Bonus Plan will take place at the time specified in any employment agreement or any other written agreement between the Company and the Participant. The granting of Bonus Securities may be subject to certain Milestones agreed upon in writing between the Company and the Participant. In the event that Bonus Securities, subject to Milestones, are granted prior to the time that the Milestones have been achieved then, until such time as the Milestones have been achieved, such Bonus Securities shall be subject to escrow restrictions as set forth in Section 7.2.

4.	STOCK SUBJECT TO THE BONUS PLAN

4.1

Subject to the adjustments as provided in Article 9 of this Bonus Plan, the stock to be offered under this Bonus Plan will be shares of the Company’s authorized but unissued common stock, including re-acquired common stock or common stock previously issued but cancelled. The aggregate amount of shares that may be issued under the Bonus Plan will not exceed 30 million (30,000,000) shares. The aggregate amount of shares to be issued as Bonus Stock will not exceed 20 million (20,000,000) shares and the aggregate amount of shares to be issued pursuant to the exercise of Bonus Stock Options will not exceed 10 million (10,000,000) shares.

5.	MILESTONES

5.1

Performance Milestones will be determined by the Company and included in any employment agreement or any other written agreement between the Company and the Participant. Each Milestone will be subject to a time restriction for achieving that Milestone. Bonus Stock Options granted will be subject to the provision of Section 6 and Bonus Stock granted will be subject to the provision of Section 7

6.	PROVISIONS RELATING TO THE STOCK OPTIONS

6.1

Option Price. The purchase price of stock covered by each Bonus Stock Option will be determined by the CEO taking into consideration the market value of the underlying shares on the date of grant. The purchase price of any stock purchased will be paid in full by bank draft or by certified cheque at the time of each purchase, or will be paid in such other manner as the CEO may determine in compliance with applicable laws.

6.2

Option Period. Each Bonus Stock Option and all rights or obligations thereunder will expire on the fifth (5th) anniversary of the date on which the Bonus Stock Option is granted or on such other date as the CEO may determine or the Company may have agreed to contractually, subject to earlier termination as hereinafter provided.

6.3

Privileges of Stock Ownership. The holder of a Bonus Stock Option pursuant to this Bonus Plan will not be entitled to the privileges of stock ownership as to any shares of stock not actually issued and delivered to him.

6.4

Exercise of Option. Each Bonus Stock Option may be exercised in accordance with its terms and the total number of shares subject thereto may be purchased, in instalments, which need not be equal. No Bonus Stock Option or instalment thereof will be exercisable except in respect to whole shares, and fractional share interests will be disregarded.

6.5

Agreement to Remain in Employ of Company. Each individual to whom a Bonus Stock Option is granted is not required to remain in the employ of the Company following the date of the grant of the Bonus Stock Option. Nothing contained in this Bonus Plan, or in any Bonus Stock Option granted pursuant to this Bonus Plan, will confer upon any individual any right to continue in the employ of the Company or constitute any contract or agreement of employment or interfere in any way with the right of the Company to reduce such individual’s compensation from the rate in existence at the time of the granting of a Bonus Stock Option or to terminate such individual’s employment, but nothing contained herein or in any Bonus Stock Option agreement will affect any contractual rights of an individual.

6.6

Death of an Individual. If any Bonus Stock Option holder dies while employed by the Company, such holder’s Bonus Stock Option will, subject to earlier termination pursuant to Section 6.2, expire two years (2) years after the date of such death, and during such period after such death such Bonus Stock Option may, to the extent that the holder may have exercised the Bonus Stock Option if alive during such period, be exercised by the person or persons to whom the Bonus Stock Options holder’s rights under the Bonus Stock Option will pass by will or by the applicable laws of descent and distribution.

6.7

Termination. Subject to Section 6.6 and earlier termination pursuant to Section 6.2, if the holder of a Bonus Stock Option resigns or ceases to be employed by the Company for any reason other than death, such holder’s Bonus Stock Option will expire and become null and void thirty (30) days after the holder ceases to be a director or key employee of the Company or on such other date as the Committee may determine or the Company may have agreed to contractually. During such period, the Bonus Stock Option will be exercisable only to the extent the holder could have exercised the Bonus Stock Option at the date the holder ceased to be a director or key employee of the Company.

6.8

Non-transferability of Stock Options. A Bonus Stock Option granted under this Bonus Plan will, by its terms, be non-transferable by the Bonus Stock Option holder other than by will or by the laws of descent and distribution and will be exercisable during his lifetime only by the Bonus Stock Option holder [or heirs].

7.	PROVISIONS RELATING TO BONUS STOCK

7.1

The Company will issue share certificates in the names of the Participants in accordance with the terms of any employment agreement or any other written agreement between the Company and the Participant in the amounts detailed in such agreements and the Participant will purchase the shares for the purchase price of $0.01 per share.

7.2

Each of the share certificates for any shares subject to Milestones will be held in escrow by a third party escrow agent until such time as the individual Milestones have been met or until the time restriction for achieving the individual Milestones has elapsed. On notification by the Company that an individual Milestone has been met, the third party escrow agent will deliver the share certificate to the appropriate Participant.

7.3

In the event that an individual Milestone has not been achieved within the time restriction for achieving that Milestone, the Company will purchase the share certificate from the Participant for the purchase price of $0.01 per share.

8.	COMPLIANCE WITH SECURITIES LAWS

8.1

Shares will not be issued pursuant to the grant of Bonus Stock or the exercise of a Bonus Stock Option unless the grant of Bonus Stock and the exercise of such Bonus Stock Option and the issuance and delivery of such shares pursuant thereto will comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the rules and regulations promulgated there under, and the requirements of any Stock Exchange.

8.2

As a condition to the grant of Bonus Stock or the exercise of a Bonus Stock Option, the Company may require the recipient to represent and warrant at the time of any such grant or exercise that the shares received or purchased are being received or purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by law.

8.3

Further, the Company will have no liability whatsoever (including, but not restricted to, alternate compensation) to the holder of a Bonus Stock Option if a change in the exercise price or a change in the terms and provisions of a Bonus Stock Option and/or this Bonus Plan hereof is required pursuant to any applicable laws.

8.4	The Company and any party to this Bonus Plan will comply with all relevant provisions of law relating to this Bonus Plan and any Bonus Stock or Bonus Stock Option granted hereunder.

9.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

9.1

Corporate Reorganizations. If the outstanding shares of the stock of the Company are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or merger as a result of which the Company is the surviving corporation, or otherwise, an appropriate and proportionate adjustment will be made in the number and kind of shares as to which Bonus Securities may be granted. A corresponding adjustment changing the number of Bonus Stock allocated but not issued, which will have been allocated prior to any such change, will likewise be made. A corresponding adjustment changing the number of shares and the exercise price per share allocated to unexercised Stock Options or portions thereof, which will have been granted prior to any such change, will likewise be made. Any such adjustment, however, in an outstanding Bonus Stock Option will be made without change in the total price applicable to the unexercised portion of the Bonus Stock Option but with a corresponding adjustment in the price for each share covered by the Bonus Stock Option.

9.2

Dissolution, Liquidation. Upon the dissolution or liquidation of the Company, or upon reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, unless all of the obligations of this Bonus Plan have been assumed by a successor entity, holders of Bonus Securities shall be treated, for purposes of such dissolution, liquidation, reorganization, merger or consolidation as holding fully vested and unrestricted shares of Common Stock of the Company and, accordingly, be treated the same as other holders of Common Stock.

10.	INCOME TAX LAWS

10.1	The Company and all Participants will comply with all applicable income tax laws and other tax laws (e.g. any withholding tax or similar obligations).

11.	AMENDMENT AND TERMINATION

11.1

The Board may at any time suspend, amend or terminate this Bonus Plan as the Board, in its own discretion, sees fit. No Bonus Stock may be issued and no Bonus Stock Option may be granted during any suspension of the Bonus Plan or after such termination. The amendment, suspension or termination of the Bonus Plan will not, without the consent of Bonus Stock Option holder, alter or impair any rights or obligations under any Bonus Stock Option theretofore granted under the Bonus Plan.

11.2	Unless terminated sooner by the Board of Directors, this Bonus Plan will terminate at the close of business on October 22, 2017.

This Bonus Plan was approved and confirmed at a Meeting of the Board of Directors of Braintech, Inc. held October 22, 2007.